Exhibit 10.17.9

CONSENT AND NINTH AMENDMENT TO CREDIT AGREEMENT
This CONSENT AND NINTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 12, 2018, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent and collateral agent for each member of the Lender Group and the Bank Product Providers (in such capacities, together with its successors and assigns in such capacities, "Agent") and as United States administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "US Agent"), WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario corporation, as Canadian administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Canadian Agent"), the Lenders (as defined in the Credit Agreement as defined below) party hereto (including, as of the Ninth Amendment Closing Date, CAPITAL ONE, N.A. (the "New Lender")), UPLAND SOFTWARE, INC., a Delaware corporation ("Parent"), each subsidiary of Parent identified on the signature pages hereof as a "US Borrower" (collectively, the "US Borrowers") and UPLAND SOFTWARE INC. / LOGICIELS UPLAND INC., a Canadian federal corporation ("Upland CAD"; collectively with Parent and US Borrowers each, a "Borrower" and collectively, the "Borrowers").
WHEREAS, the Borrowers, Agent, US Agent, Canadian Agent and the Lenders are parties to that certain Credit Agreement dated as of May 14, 2015 (as amended, restated, modified or supplemented from time to time, the "Credit Agreement");
WHEREAS, the New Lender has agreed to join the Credit Agreement as a Lender;
WHEREAS, the Borrowers have advised Agent that PowerSteering Software Limited, a limited company organized and existing under the laws of England and Wales and a wholly-owned Subsidiary of Parent ("PowerSteering UK"), desires to enter into that certain Share Purchase Agreement dated on or about the date hereof, a copy of which is attached hereto as Exhibit A (the "Adestra Purchase Agreement"), by and among PowerSteering UK and the persons whose names and addresses are set out in Schedule 1 thereto, pursuant to which PowerSteering UK will purchase shares comprising the entire issued share capital of Adestra Limited, a private limited company incorporated in England and Wales (the "Company") (such share purchase, the "Adestra Share Purchase");
WHEREAS, Borrowers have informed Agent and Lenders that, other than solely with respect to clauses (i) and (k) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement, the Adestra Share Purchase would constitute a Permitted Acquisition under the Credit Agreement (each such condition, a "Specified Condition");
WHEREAS, the Borrowers have requested that Lenders consent to each of Rapide Communication LTD, a private company limited by shares organized and existing under the laws of England and Wales, Rant & Rave Limited, a private company limited by shares organized and existing under the laws of England and Wales, Wire-E Ltd, a private company limited by shares organized and existing under the laws of England and Wales, 66099 Limited, a private company limited by shares organized and existing under the laws of England and Wales, the Company, and Adestra Pty Limited, a proprietary limited company incorporated in Australia, not becoming a Canadian Guarantor and not joining the Canadian Guarantee and Security Agreement as a Grantor (as defined in the Canadian Guarantee and Security Agreement) (the "Waiver of the Canadian Joinder"), which would otherwise constitute a breach of Section 5.11 of the Credit Agreement; and
WHEREAS, the Borrowers have requested that Agent and Lenders (i) consent to the failure of the Adestra Share Purchase to satisfy each Specified Condition, (ii) consent to the Waiver of the Canadian Joinder, and (iii) amend the Credit Agreement in certain respects as set forth herein, and Agent and Lenders have agreed to the same, in each case, subject to the terms and on the conditions contained herein;
NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:
1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
2.Joinder of New Lender; Reallocation.
(a)New Lender (i) hereby joins the Credit Agreement as a Lender and shall have the rights and obligations of a Lender under the Loan Documents; (ii) represents and warrants that it is legally authorized to enter into this Amendment and the Credit Agreement; (iii) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (iv) agrees that it will, independently and without reliance upon Agent or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (vii) confirms that prior to the date hereof, it has delivered to the Agent and the Administrative Borrower the forms prescribed by the Internal Revenue Service of the United States certifying New Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to New Lender under the Credit Agreement.
(b)In connection herewith, (i) the US Revolver Commitments will be allocated to Wells Fargo Bank, National Association, as a Lender, CIT Bank, N.A., as a Lender, Goldman Sachs Bank USA, as a Lender, Regions Bank, as a Lender, Citizens Bank, N.A., as a Lender, HSBC Bank USA, National Association, as a Lender, and the New Lender in the amounts set forth on the attached Exhibit B and (ii) the outstanding principal balance of the US Term Loans made under the Credit Agreement (such outstanding balance as of immediately prior to the effectiveness of the

Ninth Amendment as of the Ninth Amendment Closing Date), will be assigned and allocated to Wells Fargo Bank, National Association, as a Lender, CIT Bank, N.A., as a Lender, Strategic Credit Partners II, LLC, as a Lender, Goldman Sachs Bank USA, as a Lender, Regions Bank, as a Lender, Citizens Bank, N.A., as a Lender, AC Loan Sourcing Ltd, as a Lender, HSBC Bank USA, National Association, as a Lender, and the New Lender. Each Lender agrees to make settlement payments to Agent, as applicable, as provided in the Credit Agreement, such that after giving effect to the making of such settlement payments, each Lender's share of the outstanding US Revolver Usage shall equal such Lender's Pro Rata Share and each Lender's share of the US Term Loan shall equal the applicable amount set forth on the attached Exhibit B. Nothing contained herein shall constitute a novation of any Obligation.
(c)HSBC Bank USA, National Association is hereby appointed as a Joint Syndication Agent.
(d)The Credit Agreement is hereby amended such that CIT Bank, N.A. is no longer a Joint Lead Arranger from and after the Ninth Amendment Closing Date
3.Consent. In reliance upon the representations and warranties of each Borrower set forth in Section 8 below and subject to the satisfaction of the conditions to effectiveness set forth in Section 7 below, the Lenders hereby consent to:
(a)the acquisition of the Equity Interests of the Company and its Subsidiary, Adestra Pty Limited, which are incorporated under the laws of England and Wales and Australia, respectively, and which are jurisdictions other than the United States or Canada as set forth in clause (i) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement,
(b)the aggregate purchase consideration (including deferred payment obligations) payable in connection with the Adestra Share Purchase in a maximum amount not to exceed £47,500,000, which amount exceeds the maximum purchase consideration payable in respect of any single Acquisition as set forth in clause (k) of the definition of "Permitted Acquisition" set forth in Schedule 1.1 to the Credit Agreement, so long as (i) the Adestra Share Purchase is consummated in accordance with all of the terms and conditions of the Adestra Purchase Agreement and (ii) the Adestra Share Purchase satisfies all of the applicable requirements of a Permitted Acquisition contained in the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement (other than as set forth above in Section 3(a) and as set forth in clause (k) of such definition solely as a result of the purchase consideration for the Adestra Share Purchase exceeding the amount permitted under such clause), and
(c)effective as of November 1, 2018, the Waiver of the Canadian Joinder.
For the avoidance of doubt, (i) on the basis of the foregoing, the Adestra Share Purchase shall constitute a Permitted Acquisition for all purposes of the Loan Documents and (ii) the purchase consideration payable in respect of the Adestra Share Purchase shall count against the $175,000,000 limit on the aggregate purchase consideration payable in respect of all Permitted Acquisitions under the Credit Agreement set forth in clause (k) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 of the Credit Agreement.
Except as expressly set forth herein, the foregoing consent is a limited consent and shall not constitute (i) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document or (ii) a waiver, release or limitation upon the exercise by Agent and/or Lenders of any of their respective rights, legal or equitable thereunder.

4.Amendments to Credit Agreement. In reliance upon the representations and warranties of each Borrower set forth in Section 8 below and subject to the satisfaction of the conditions to effectiveness set forth in Section 7 below, the Credit Agreement is hereby amended as follows:
(a)Section 2.2(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(a)    Subject to the terms and conditions of this Agreement, (i) on the Closing Date, the Lenders with a US Term Loan Commitment (as of the Closing Date) made a term loan to the US Borrowers in the original principal amount of $19,000,000, (ii) on April 25, 2016, the Lenders with a Delayed Draw Term Loan Commitment (as of April 25, 2016) made a Delayed Draw Term Loan to the US Borrowers in the original principal amount of $10,000,000, (iii) on the Third Amendment Closing Date, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Third Amendment Closing Date) in the original principal amount of $16,687,500, (iv) on January 10, 2017, the Lenders with a Delayed Draw Term Loan Commitment (as of January 10, 2017) made a Delayed Draw Term Loan to the US Borrowers in the original principal amount of $10,000,000, (v) on April 21, 2017, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Fourth Amendment Closing Date) in the original principal amount of $15,000,000, (vi) on the Fifth Amendment Closing Date, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Fifth Amendment Closing Date) in the original principal amount of $22,326,562.50, (vii) on November 16, 2017, the Lenders with a Delayed Draw Term Loan Commitment (as of November 16, 2017) made a Delayed Draw Term Loan to the US Borrowers in the original principal amount of $20,000,000, (viii) on the Sixth Amendment Closing Date, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Sixth Amendment Closing Date) in the original principal amount of $50,000,000, and (ix) on the Eighth Amendment Closing Date, the Lenders made additional term loans to the US Borrowers (according to the amounts set forth in footnote 1 on Schedule C-1 (as in effect on the Eighth Amendment Closing Date) in the original principal amount of $63,000,000. Immediately prior to the effectiveness of the Ninth Amendment as of the Ninth Amendment Closing Date, the outstanding principal balance of the US Term Loan made under and as defined in this Agreement was $218,675,000 (the "Original US Term Loan"). Subject to the terms and conditions of this Agreement and the Ninth Amendment, the Lenders agree (severally, not jointly or jointly and severally) to make additional term loans in Dollars to the US Borrowers on the Ninth Amendment Closing Date in an aggregate original principal amount of $61,093,750 (the "Ninth Amendment Closing Date Term Loan", together with the Original US Term Loan, the "US Term Loan"). Each Lender's obligation to fund the Ninth Amendment Closing Date Term Loan shall be limited to an amount such that after giving effect to the funding of the Ninth Amendment Closing Date Term Loan pursuant to the Ninth Amendment, the aggregate amount of the US Term Loan funded by each Lender shall be the amount set forth on Schedule C-1 opposite such Lender's name under the heading "US Term Loan Commitment".
(b)Section 2.2(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(b)    The principal of the US Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
December 31, 2018	$1,748,554.69
March 31, 2019	$1,748,554.69
June 30, 2019	$1,748,554.69
September 30, 2019	$1,748,554.69
December 31, 2019	$1,748,554.69
March 31, 2020	$1,748,554.69
June 30, 2020	$1,748,554.69
September 30, 2020	$1,748,554.69
December 31, 2020	$3,497,109.38
March 31, 2021	$3,497,109.38
June 30, 2021	$3,497,109.38
September 30, 2021	$3,497,109.38
December 31, 2021	$3,497,109.38
March 31, 2022	$3,497,109.38
June 30, 2022	$3,497,109.38

; provided, that each time a Delayed Term Loan Draw is advanced pursuant to Section 2.14 hereof, each amount described above payable at or after the end of the first full calendar quarter following the Delayed Draw Term Loan Funding Date thereof shall be increased by an amount equal to (i) with respect to such calendar quarters ending on or before September 30, 2020, 0.625% of the aggregate principal amount of the Delayed Term Loan Draw advanced on such Delayed Draw Term Loan Funding Date, and (ii) with respect to such calendar quarters thereafter, 1.25% of the aggregate principal amount of the Delayed Term Loan Draw advanced on such Delayed Draw Term Loan Funding Date.

(c)Clause (B) 10) of Section 2.4(b)(iii) of the Credit Agreement is hereby amended by deleting the reference therein to "$2,000,000" and inserting "$10,000,000" in lieu thereof.
(d)Section 2.14(d) of the Credit Agreement is hereby deleted in its entirety.
(e)The last sentence of Section 2.15(a) of the Credit Agreement is hereby amended by deleting the reference therein to "$75,000,000" and inserting "$55,000,000" in lieu thereof.
(f)Clause (iii) of Section 2.15(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(iii)    (A) Borrowers have delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for Parent and its Subsidiaries evidencing compliance on a pro forma basis with Section 7 for the 4 fiscal quarters (on a quarter-by-quarter basis) immediately following the proposed date of the applicable Increase, and (B) Borrowers have delivered to Agent an updated pro forma certified calculation of the Leverage Ratio (after giving effect to the applicable Increase) for the most recently ended fiscal quarter for which financial statements have been received pursuant to Section 5.1, and such Leverage Ratio is not greater than the required Leverage Ratio for the applicable period set forth Section 7(b) less 0.25, and
(g)The table set forth in Section 2.15(c) of the Credit Agreement is hereby amended by deleting the reference therein to "June 30, 2019" and inserting "September 30, 2020" in lieu thereof.
(h)The table set forth in Section 2.15(d) of the Credit Agreement is hereby amended by deleting the reference therein to "June 30, 2019" and inserting "September 30, 2020" in lieu thereof.
(i)Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
6.11    Use of Proceeds. Each Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of (a) any Delayed Draw Term Loan, Additional Portion of the US Term Loan, or any portion of the US Term Loan advanced on the Ninth Amendment Closing Date made hereunder for any purpose other than the payment of all or a portion of the purchase price payable in connection with a Permitted Acquisition consummated substantially concurrently with the Borrowing thereof, (b) any loan made hereunder for any purpose other than (i) on the Closing Date, (x) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (y) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (ii) on the Closing Date and thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation for Borrowers' working capital, capital expenditures and general corporate needs (including that (A) no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (B) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (C) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws).
(j)Section 13.1(a)(i)(A) of the Credit Agreement is hereby amended by inserting "or a Related Fund" immediately after the phrase "(other than natural persons)".
(k)Section 14.1(a)(xi) of the Credit Agreement is hereby amended and restated in its entirety as follows:
(xi)    amend, modify, or eliminate any of the provisions of Section 2.4(b(i), (ii) or (iii), Section 2.4(e) or (f) or Section 15.12, and
(l)The last paragraph of the definition of "EBITDA" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a "Reference Period"), (a) the amount of positive EBITDA of Subsidiaries of Parent that are not Loan Parties shall be excluded from EBITDA to the extent the aggregate amount of positive EBITDA, for the applicable period for which EBITDA is being calculated, of such Subsidiaries of Parent that are not Loan Parties exceeds (a) at any time prior to the Ninth Amendment Closing Date, 20%, (b) during the period commencing on the Ninth Amendment Closing Date through and including April 11, 2019, 25% and (c) at all times from and after April 11, 2019, 20%, in each case, of the amount of EBITDA, for such period, of Parent and its Subsidiaries taken as a whole and (b) if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and Agent) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.
(m)Clause (k) of the definition of "Permitted Acquisition" set forth on Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:
(k)    the purchase consideration payable in respect of all Permitted Acquisitions occurring after the Eighth Amendment Closing Date (including the proposed Acquisition and deferred payment obligations) shall not exceed $175,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $40,000,000 in the aggregate.
(n)The definitions of "Available Increase Amount", "Bank Product Obligations", "Bank Product Provider", "Canadian Bank Product", "Canadian Bank Product Agreements", "Hedge Provider", "Permitted Intercompany Advances" and "US Bank

Product Obligations" set forth on Schedule 1.1 to the Credit Agreement are each hereby amended and restated in their entirety as follows:
"Available Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $55,000,000 minus (b) the Dollar Equivalent of the aggregate principal amount of Increases to the US Term Loan Amount and the Canadian Term Loan Amount previously made pursuant to Section 2.15 of the Agreement.
"Bank Product Obligations" means the US Bank Product Obligations or the Canadian Bank Product Obligations, as the context requires; provided, in order for any item described in this definition to constitute "Bank Product Obligations", if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date (or such earlier date as Agent may agree to in writing in its sole discretion) and Agent shall have received a Bank Product Provider Agreement within 10 Business Days after the date of the provision of the applicable Bank Product to Parent or its Subsidiaries (or such later date as Agent may agree to in writing in its sole discretion).
"Bank Product Provider" means any Lender or any of its Affiliates (including with respect to Wells Fargo, WFCFCC), including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 Business Days after the provision of such Bank Product to Parent or its Subsidiaries (or such later date as Agent may agree to in writing in its sole discretion); provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.
"Canadian Bank Product" means any one or more of the following financial products or accommodations extended to a Canadian Loan Party or any of its Subsidiaries (other than a US Loan Party) by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "P-cards")), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
"Canadian Bank Product Agreements" means those agreements entered into from time to time by a Canadian Loan Party or any of its Subsidiaries (other than a US Loan Party) with a Bank Product Provider in connection with the obtaining of any of the Canadian Bank Products.

"Hedge Provider" means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 Business Days after the execution and delivery of such Hedge Agreement with Parent or its Subsidiaries (or such later date as Agent may agree to in writing in its sole discretion); provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.
"Permitted Intercompany Advances" means (w) loans made by (a) a Loan Party to another Loan Party (other than loans by a US Loan Party to a Canadian Loan Party that is not organized in the United States), (b) a Subsidiary of Parent that is not a Loan Party to another Subsidiary of Parent that is not a Loan Party, (c) a Subsidiary of Parent that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (d) a Loan Party to a Subsidiary of Parent that is not a Loan Party or a US Loan Party to a Canadian Loan Party that is not organized in the United States so long as (i) the aggregate amount of all such loans (by type, not by the borrower) does not exceed $250,000 outstanding at any one time and (ii) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, (x) in connection with the Purchase Price paid by PowerSteering UK (as defined in the Sixth Amendment) with respect to the Interfax Share Purchase (as defined in the Sixth Amendment), the capital contribution by Parent to PowerSteering UK (as defined in the Sixth Amendment) on the Sixth Amendment Closing Date in an aggregate amount not to exceed $40,000,000, (y) in connection with the Purchase Price paid by PowerSteering UK (as defined in the Eighth Amendment) with respect to the Rapide Share Purchase (as defined in the Eighth Amendment), the capital contribution and/or intercompany loan by Parent to PowerSteering UK (as defined in the Eighth Amendment) on the Eighth Amendment Closing Date in an aggregate amount not to exceed the US dollar equivalent, calculated on the date closing of the Rapide Share Purchase (as defined in the Eighth Amendment) of £50,000,000 and (z) in connection with the Purchase Price paid by PowerSteering UK (as defined in the Ninth Amendment) with respect to the Adestra Share Purchase (as defined in the Ninth Amendment), the intercompany loan by Parent to PowerSteering UK (as defined in the Ninth Amendment) on the Ninth Amendment Closing Date in an aggregate amount not to exceed £44,260,027.
"US Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by US Loan Parties or any of their respective Subsidiaries to any Bank Product Provider pursuant to or evidenced by a US Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all US Hedge Obligations, and (c) all amounts that US Agent or any Lender is obligated to pay to a Bank Product Provider as a result of US Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to US Loan Parties or any of their respective Subsidiaries.
(o)Schedule 1.1 to the Credit Agreement is hereby amended by adding the following defined terms in alphabetical order:
"Ninth Amendment" means that certain Consent and Ninth Amendment to Credit Agreement, dated as of the Ninth Amendment Closing Date, by and among the Borrowers, Agent and the Lenders party thereto.
"Ninth Amendment Closing Date" means December 12, 2018.
"Ninth Amendment Closing Date Term Loan" has the meaning set forth in Section 2.2(a).
(p)Schedule 1.1 to the Credit Agreement is hereby amended by deleting the defined terms "Recurring Revenue Ratio" and "Senior Indebtedness" in their entirety.
(q)Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit B attached hereto.
(r)Exhibit B-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit C attached hereto.
5.Continuing Effect. Except as expressly set forth in Section 3 and 4 of this Amendment, nothing in this Amendment shall constitute a waiver or other modification of any other terms or provisions of the Credit Agreement or any other Loan Document, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby. This Amendment is a Loan Document.
6.Reaffirmation and Confirmation. Each Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent the valid, enforceable and collectible obligations of such Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document as of the date hereof. Each Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Borrower in all respects.
7.Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, in each case satisfactory to Agent in all respects:
(a)Agent shall have received a copy of (i) this Amendment, executed and delivered by each Lender, and each Borrower, (ii) Amendment No. 3 to the Second Amended and Restated Fee Letter, executed and delivered by each Borrower, and (iii) each other document, instrument and agreement listed on the closing checklist attached hereto as Exhibit D;

(b)no Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment; and
(c)Agent shall have received a fully executed copy of the Adestra Purchase Agreement, together with all attachments thereto.
8.Representations and Warranties. In order to induce Agent and each Lender to enter into this Amendment, each Borrower hereby represents and warrants to Agent and Lenders that:
(a)after giving effect to this Amendment, all representations and warranties contained in the Loan Documents to which such Borrower is a party are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date);
(b)no Default or Event of Default has occurred and is continuing; and
(c)this Amendment and the Loan Documents, as modified hereby, constitute legal, valid and binding obligations of such Borrower and are enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally.
9.Post-Closing Covenants. In the event that the Adestra Share Purchase is not consummated within three (3) days of the date hereof, (i) Borrowers shall cause to be promptly paid to Agent, an amount equal to the portion of the US Term Loan advanced on the Ninth Amendment Closing Date pursuant to Section 4(a) above, to be applied against the remaining installments of principal of the US Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment), and (ii) the amendments contained in Sections 4(b) (after giving effect to any application of funds pursuant to the foregoing clause (i)), 4(i), 4(j), and 4(l) (solely with respect to the definition of "Permitted Intercompany Advances") of this Amendment shall be ineffective. Failure to comply with any of the provisions of this Section 9 shall result in an automatic Event of Default under the Credit Agreement.
10.Miscellaneous.
(a)Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.
(b)Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.
11.Release.
(a)In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Borrower, on behalf of itself and its successors, assigns, and other legal representatives (each Borrower and all such other Persons being hereinafter referred to collectively as the "Releasors" and individually as a "Releasor"), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Releasor may now own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in any way related to or in connection with the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.
(b)Each Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)Each Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

PARENT AND A US BORROWER:	UPLAND SOFTWARE, INC., a Delaware corporation By:
Name:
Title:

US BORROWERS:
UPLAND SOFTWARE I, INC.,
a Delaware corporation
UPLAND SOFTWARE II, LLC,
a Delaware limited liability company
UPLAND SOFTWARE IV, LLC,
a Nebraska limited liability company
UPLAND SOFTWARE V, INC.,
a Delaware corporation
UPLAND SOFTWARE VI, LLC,
a New Jersey limited liability company
UPLAND SOFTWARE VII, LLC,
a Delaware limited liability company
UPLAND IX, LLC,
a Delaware limited liability company
ULTRIVA, LLC,
a California limited liability company
ADVANCED PROCESSING & IMAGING, INC.,
a Florida corporation
OMTOOL, LTD.,
a Delaware corporation
RIGHTANSWERS, INC.,
a Delaware corporation
WATERFALL INTERNATIONAL INC.,
a Delaware corporation
QVIDIAN CORPORATION,
a Delaware corporation
INTERFAX US INC.,
a Delaware corporation
REFERENCES-ONLINE, INC.,
a Colorado corporation
BOULDER LOGIC, LLC,
a Colorado limited liability company

By:
Name:
Title:

CANADIAN BORROWER:	UPLAND SOFTWARE INC. / LOGICIELS UPLAND INC., a Canadian federal corporation By: Name: Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, US Agent and as a Lender By: Name: Title:

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, an Ontario corporation, as Canadian Agent and as a Lender By: Name: Title:

CIT BANK, N.A., a national banking association, as a Lender By: Name: Title:

STRATEGIC CREDIT PARTNERS II, LLC, as a Lender By: Name: Title:

GOLDMAN SACHS BANK USA, as a Lender By: Name: Title:

REGIONS BANK, as a Lender By: Name: Title:

CITIZENS BANK, N.A., as a Lender By: Name: Title:

AC LOAN SOURCING LTD, as a Lender By: Name: Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender By: Name: Title: By: Name: Title:

CAPITAL ONE, N.A., as a Lender By: Name: Title:

EXHIBIT A

Adestra Purchase Agreement
[see attached]

EXHIBIT B

Schedule C-1

Lender	Canadian Revolver Commitment	US Revolver Commitment	Canadian Term Loan Commitment [3]	US Term Loan Commitment[4]	Delayed Draw Term Loan Commitment	Total Commitments
Wells Fargo Bank, National Association	$0	$6,521,739.13	$0	$53,144,365.14	$7,521,739.13	$67,187,843.40
Wells Fargo Capital Finance Corporation Canada	$1,000,000.00	$0	$5,231,250.00	$0	$0	$6,231,250.00
CIT Bank, N.A.	$0	$2,608,695.65	$0	$24,782,608.70	$2,608,695.65	$30,000,000.00
Strategic Credit Partners II, LLC	$0	$0	$0	$7,280,906.60	$0	$7,280,906.60
Goldman Sachs Bank USA	$0	$5,000,000.00	$0	$47,500,000.00	$5,000,000.00	$57,500,000.00
Regions Bank	$0	$5,304,347.83	$0	$50,391,304.35	$5,304,347.83	$61,000,000.00
Citizens Bank, N.A.	$0	$3,478,260.87	$0	$33,043,478.26	$3,478,260.87	$40,000,000.00
AC Loan Sourcing Ltd	$0	$0	$0	$5,800,000.00	$0	$5,800,000.00
HSBC Bank USA, National Association	$0	$3,913,043.48	$0	$37,173,913.04	$3,913,043.48	$45,000,000.00
Capital One, N.A.	$0	$2,173,913.04	$0	$20,652,173.91	$2,173,913.04	$25,000,000.00
TOTAL	$1,000,000	$29,000,000	$5,231,250.00	$279,768,750.00	$30,000,000	$345,000,000.00

3 The amounts set forth in this column represent the aggregate amount of Canadian Term Loans as of the Ninth Amendment Closing Date after giving effect to the Ninth Amendment.
4 The amounts set forth in this column represent the aggregate amount of the US Term Loan as of the Ninth Amendment Closing Date after giving effect to the Ninth Amendment, $19,000,000 of which was funded on the Closing Date, $10,000,000 of which was funded on April 25, 2016, $16,687,500 of which was funded on the Third Amendment Closing Date, $10,000,000 of which was funded on January 10, 2017, $15,000,000 of which was funded on the Fourth Amendment Closing Date, $22,326,562.50 of which was funded on the Fifth Amendment Closing Date, $20,000,000 of which was funded on November 16, 2017, $50,000,000 of which was funded on the Sixth Amendment Closing Date, $63,000,000 of which was funded on the Eighth Amendment Closing Date and $61,093,750 of which was funded on the Ninth Amendment Closing Date.

EXHIBIT C

Form of Bank Product Provider Agreement
[see attached]

EXHIBIT D

Closing Checklist
[see attached]